As filed with the Securities and Exchange Commission on January 15, 1997

                           Registration No. 333-17023


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                          BIRMINGHAM STEEL CORPORATION

             (Exact name of registrant as specified in its charter)

                                    Delaware
                          (State of other jurisdiction
                        of Incorporation or organization)
                                   13-3213634
                                (I.R.S. Employer
                               Identification No.)

                             1000 Urban Center Drive
                                    Suite 300
                         Birmingham, Alabama 35242-2516
                                 (205) 970-1200
               (Address, including zip code and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                               ------------------

                                  John M. Casey
                        Executive Vice President--Finance
                           and Chief Financial Officer
                          Birmingham Steel Corporation
                             1000 Urban Center Drive
                                    Suite 300
                         Birmingham, Alabama 35242-2516
                                 (205) 970-1200
          (Address, including zip code and telephone number, including area code, of agent for service)


                                   Copies to:

                                Gregory S. Curran
                                 Balch & Bingham
                               Post Office Box 306
                            Birmingham, Alabama 35201
                                  (205)251-8100
                               Charles I. Weissman
                    Shereff, Friedman, Hoffman & Goodman, LLP
                                919 Third Avenue
                          New York, New York 10022-9998
                                  (212)758-9500


              Approximate date of commencement of proposed sale to
         the public: As soon as practicable after the effective date of this Registration Statement.



         If the only securities being registered on the Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ( )

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.( )


         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( )



         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( )



         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ( )






         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. Neither this Prospectus Supplement nor the Prospectus to which it relates shall constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                 SUBJECT TO COMPLETION -- DATED JANUARY 14, 1997


                                1,000,000 Shares

                          BIRMINGHAM STEEL CORPORATION

                                  Common Stock

                             ----------------------

         This Prospectus relates to 1,000,000 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock") being offered by Birmingham Steel Corporation, a Delaware corporation (the "Company").

         The Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "BIR."
On January __, 1997, the last reported sale price of the Common Stock as reported on the NYSE was $_____ per share.
                                              ----------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                    OF THIS PROSPECTUS. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.
                             ----------------------

===============================================================================
                              Price         Underwriting          Proceeds
                                to          Discounts and            to
                              Public        Commissions(1)        Company(2)
-------------------------------------------------------------------------------
Per Share ...................$              $                    $
-------------------------------------------------------------------------------
Total .......................$              $                    $
===============================================================================

(1) See "Underwriting."

(2) Before deducting expenses estimated at $66,339.66, which are payable by the Company.
                             ----------------------

         The shares of Common Stock are offered by the Underwriter, subject to prior sale, when, as and if delivered to and accepted by the Underwriter, and subject to its right to reject orders in whole or in part. It is expected that delivery of the Common Stock will be made in New York, New York, on or about January __, 1997.
                             ----------------------

                            PaineWebber Incorporated
                             ----------------------

                   The date of this Prospectus is January __, 1997.

         IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE,
IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
                             ----------------------

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Statements contained or incorporated in this Prospectus which are not purely historical or which might be considered an opinion or projection concerning the Company or its business, whether express or implied, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, statements expressing the Company's expectations, hopes, anticipations, intentions, plans or strategies regarding the future. All forward-looking statements included or incorporated in this Prospectus are based upon information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. It is important to note that the Company's actual results could differ materially from those described or implied in such forward-looking statements. Among the factors that could cause actual results to differ materially are the factors described in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, under the caption "Risk Factors That May Affect Operating Results," which report is incorporated herein by reference. Consideration should also be given to the risks and qualifications described from time to time in the Company's reports on Forms 10-Q, 8-K, 10-K, and Annual Report to Stockholders.


                              AVAILABLE INFORMATION

         The  Company  is  subject  to  the  informational  requirements  of the
Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The shares of the Company's Common Stock are listed on the New York Stock Exchange Inc. ("NYSE"). Reports, proxy statements and other information concerning the Company can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. In addition, the Commission maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding the Company and other registrants that file electronically with the Commission.

         This Prospectus, which constitutes a part of a registration statement (the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended, omits certain of the information set forth in the Registration Statement. Reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to the Company and the securities offered hereby. Statements contained herein concerning the provisions of such documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described above.


               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents filed by the Company with the Commission are incorporated herein by reference: (i) the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1996, as amended as of January 15, 1997, (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, (iii) the Company's Current Report on Form 8-K, dated December 12, 1996, as amended as of January 15, 1997, and (iv) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A as filed with the Commission on January 22, 1988.

         All documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof. Any statement contained in a document incorporated or deemed to be incorporated by reference hereto shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom this Prospectus is delivered upon the written or oral request of any such person, a copy of any of the above documents (excluding exhibits to such documents, unless such exhibits are specifically incorporated by reference therein). Such requests should be directed to Catherine W. Pecher, Vice President and Secretary, Birmingham Steel Corporation, 1000 Urban Center Drive, Suite 300, Birmingham, Alabama 35242-2516 (telephone (205) 970-1200).


                                   THE COMPANY

         Birmingham Steel Corporation (the "Company") is a manufacturer of commodity grade steel products and high quality rod, bar and wire products. The Company operates four non-union mini-mills located across the United States that produce primarily steel reinforcing bar ("rebar") and merchant products on a low-cost basis. The Company also specializes in manufacturing high quality steel rod, bar and wire products from semi-finished billets at its American Steel and Wire ("ASW") subsidiary. The Company, through its rebar/merchant facilities, produces carbon steel rebar products sold primarily to independent fabricators for use in the construction industry, and merchant products which include rounds, flats, squares, strip, angles and channel which are sold to fabricators, steel service centers and original equipment manufacturers for use in general industrial applications. The Company's principal executive offices are located at 1000 Urban Center Drive, Suite 300, Birmingham, Alabama, and its telephone number is (205)970-1200.


                               RECENT DEVELOPMENTS

         On December 20, 1996, the U.S. District Court for the Northern District of California approved the terms of the Settlement and Release Agreement (the "Settlement Agreement") between Barbary Coast Steel Corporation, a wholly owned subsidiary of the company ("BCSC"), and various other parties to the action styled IMACC Corporation v. Warburton, et al., in which BCSC was both a defendant and counter-claimant. The claims in this case were brought under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") with respect to property which is adjacent to BCSC's closed steel facility in Emeryville, California on which an industrial drum and barrel reconditioning facility operated from the 1940's until 1991 (the "IMACC/Emeryville Property"). The Settlement Agreement provides, among other things, that IMACC will pay to BCSC $250,000 in respect of BCSC's counter-claims and that BCSC will then contribute $380,000 to an escrow account to be established for the payment and reimbursement of costs incurred to remediate the contaminated property immediately adjacent to the BCSC property. The parties to the Settlement Agreement will dismiss their respective claims and counter-claims against each other, and BCSC is presently negotiating mutual release agreements with the other parties in the action.


                                 USE OF PROCEEDS

         The net proceeds from the sale of the Shares offered by the Company are estimated to be $_________. The Company will use all of the proceeds from the sale of the Shares to finance certain payments made by it under that certain Contribution Agreement (the "Contribution Agreement"), dated as of November 15, 1996, among IVACO, Inc., a Canadian corporation ("IVACO"), Atlantic Steel Industries, Inc., a New York corporation ("Atlantic"), the Company and Birmingham Southeast, LLC, a Delaware limited liability company ("Birmingham Southeast"), pursuant to which the Company and Atlantic formed Birmingham Southeast to own and operate a steel making facility located in Jackson, Mississippi, formerly owned by the Company, and a steel making facility located in Cartersville, Georgia, formerly owned by Atlantic, a subsidiary of IVACO. The Company's remaining financial obligations under the Contribution Agreement will be funded using available cash from operations and the Company's bank lines of credit. The Company currently has $185 million in available bank lines of credit, of which approximately $122 million had been drawn as of December 31, 1996, and of which approximately $63 million were available for use by the Company as of that date. See "The Transaction."


                                 THE TRANSACTION

         The transactions contemplated by the Contribution Agreement (the "Transaction") were completed on December 3, 1996. In the Transaction, the Company contributed to Birmingham Southeast substantially all of the operating assets of a steel making facility located in Jackson, Mississippi, consisting primarily of real property, and $43.3 million in cash, in exchange for 85% of the membership interest in Birmingham Southeast, and Atlantic contributed substantially all of the operating assets of a steel making facility located in Cartersville, Georgia, consisting primarily of real property, in exchange for 15% of the membership interest in Birmingham Southeast and $43.3 million in cash.


                          DESCRIPTION OF CAPITAL STOCK

         The authorized capital stock of the Company consists of 75,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of Preferred Stock, par value $.01 per share. As of December 31, 1996, 28,657,110 shares of the Company's Common Stock were issued and outstanding, including 1,060,940 shares held in treasury, and an aggregate of 593,000 shares were reserved for issuance pursuant to the Company's stock compensation plans. The following description of the capital stock is qualified in all respects by reference to the Restated Certificate of Incorporation, as amended, and By-laws, as amended, of the Company, copies of which are on file at the Company's principal executive offices.

Common Stock

         The holders of Common Stock, subject to such rights as may be granted to the holders of Preferred Stock, elect all directors and are entitled to one vote per share. All shares of Common Stock participate equally in dividends when, as and if declared by the Board of Directors and share ratably, subject to the rights and preferences of any Preferred Stock, in net assets on liquidation. Shares prior to this offering are and shares to be outstanding upon completion of this offering will be duly authorized, validly issued, fully paid and nonassessable by the Company upon issuance. The shares of Common Stock have no preference, conversion, exchange, preemptive or cumulative voting rights.

Preferred Stock

         The Company is authorized to issue 5,000,000 shares of Preferred Stock, par value $.01 per share, none of which is outstanding. Preferred Stock may be issued from time to time by the Board of Directors of the Company, without stockholder approval, in such series and with such preferences, conversion, redemption or other rights, voting powers, rights and preferences upon liquidation, restrictions, limitations as to dividends, qualifications or other provisions, as may be fixed by the Board of Directors in the resolution authorizing the issuance. The issuance of Preferred Stock by the Board of Directors could adversely affect the rights of holders of shares of Common Stock; for example, the issuance of Preferred Stock could result in a class of securities outstanding that would have certain preferences with respect to dividends and in liquidation over the Common Stock, and that might enjoy certain voting rights, contingent or otherwise, in addition to those of the Common Stock, and that could result in a dilution of the voting rights, net income per share and net book value of the Common Stock. In addition, while the Board of Directors has no current intention of doing so, the ability of the Board of Directors to issue shares of preferred stock and to set the voting rights, designations, preferences, qualifications, limitations and restrictions thereof without further stockholder action could be utilized as an anti-takeover measure and thwart a takeover attempt, notwithstanding the desire of stockholders to change management or accept a takeover proposal. As of the date of this Prospectus, the Company's management is not aware of any efforts to take over or acquire control of the Company.

Rights Agreement

         On January 16, 1996, the Board of Directors of the Company declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of Common Stock. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock"), of the Company at a price of $74 per one one-hundredth of a share of Preferred Stock, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement dated as of January 16, 1996, as the same may be amended from time to time, between the Company and First Union National Bank of North Carolina, as Rights Agent.

         The Rights are exercisable only after a person (other than the Company or its employee benefit plans), together with all persons acting in concert with it, has acquired 10% or more of the Common Stock, or has commenced a tender offer for 10% or more of the Common Stock. If the Company engages in certain business combinations or a 10% shareholder engages in certain transactions with the Company, the Rights become exercisable for the Common Stock or common stock of the corporation acquiring the Company (as the case may be) at 50% of the then market price. Any Rights that are or were beneficially owned by a person who has acquired 10% or more of the Common Stock and who engages in certain transactions or realizes the benefits of certain transaction with the Company will become void. The Company may redeem the Rights at a specified price at any time until ten business days after public announcement that a person has acquired 10% or more of the outstanding shares of Common Stock. The Rights will expire on January 16, 2006, unless earlier redeemed by the Company. Unless the Rights have been previously redeemed, all shares of Common Stock issued by the Company will include Rights, including the Common Stock offered hereby.

         The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board of Directors, except pursuant to an offer conditioned on a substantial number of Rights being acquired. However, the Rights should not interfere with any merger or other business combination approved by the Board of Directors since (subject to the limitations described above) the Rights may be redeemed by the Company at the Redemption Price prior to the Distribution Date. Thus, the Rights are intended to encourage persons who may seek to acquire control of the Company to initiate such an acquisition through negotiations with the Board of Directors.

Certain Provisions of the By-laws

         The By-laws provide that special meetings of stockholders may be called by the chairman or by a majority of the Board of Directors. The By-laws also establish an advance notice procedure for the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors as well as for other stockholder proposals to be considered at annual meetings or special meetings of stockholders. In general, notice of intent to nominate a director or of other stockholder proposals must be received by the secretary of the Company not less than 60 nor more than 90 days prior to the date of the first anniversary of the preceding year's annual meeting, and must contain certain specified information concerning the person to be nominated. There are similar notice requirements for special meetings of stockholders. The existence of these provisions in the Company's By-laws may have the effect of discouraging a change in control of the Company and limiting shareholder participation in certain transactions or circumstances by limiting shareholders' participation to annual and special meetings of shareholders and making such participation contingent upon adherence to certain prescribed procedures.

Delaware Anti-Takeover Law

         The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law (the "Anti-Takeover Law") regulating corporate takeovers. The Anti-Takeover Law prevents certain Delaware corporations, including those whose securities are listed on the New York Stock Exchange, from engaging, under certain circumstances, in a "business combination" (which includes a merger or sale of more than 10% of the corporation's assets) with any "interested stockholder" (a stockholder who acquired 15% or more of a corporation's outstanding voting stock without the prior approval of the corporation's board of directors) for three years following the date that such stockholder became an "interested stockholder." The current stockholders of the Company may not, by virtue of their current holdings, be deemed to be "interested stockholders" under this statute. A Delaware corporation may "opt out" of the Anti-Takeover Law with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or by-laws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. The Company has not "opted out" of the provisions of the Anti-Takeover Law.

Registrar and Transfer Agent

         The Company's registrar and transfer agent is First Union National Bank of North Carolina, Charlotte, North Carolina.


                                  UNDERWRITING

         Subject to the terms and conditions of the Underwriting Agreement between the Company and PaineWebber Incorporated (the "Underwriter"), the Underwriter has agreed to purchase from the Company all of the shares of Common Stock offered hereby.

         The Underwriting Agreement provides that the obligations of the Underwriter thereunder are subject to approval of certain legal matters by counsel for the Company and to various other conditions. The nature of the Underwriter's obligations is such that, if any of the foregoing shares of Common Stock are purchased by the Underwriter, all such shares must be so purchased. A copy of the form of Underwriting Agreement is an exhibit to the Registration Statement of which this Prospectus is a part.

         The Company has been advised that the Underwriter proposes to offer the shares of Common Stock to the public initially at the public offering price set forth on the cover page of this Prospectus and to certain selected dealers at such public offering price less a concession not in excess of $_____ per share. The Underwriter may allow, and the selected dealers may re-allow, a concession, not in excess of $____ a share, to certain other dealers. After the initial offering to the public, the offering price and other selling terms may be changed.


         The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Underwriter may be required to make in respect thereof.


                                  LEGAL MATTERS

         Certain legal matters with respect to the legality of the shares of Common Stock offered will be passed upon for the Company by Balch & Bingham, Birmingham, Alabama. Certain legal matters in connection with this offering are being passed upon for the Underwriters by Shereff, Friedman, Hoffman & Goodman, LLP, New York, New York.


                                     EXPERTS

         The consolidated financial statements (and schedules) of the Company appearing in the Company's Annual Report (Form 10-K) for the year ended June 30, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedules are incorporated by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.





No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus, and, if given or made, such other information and representations must not be relied upon as having been authorized by the Company or the Underwriter. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.




                              --------------------






                                TABLE OF CONTENTS

                                                                            Page

Special Note Regarding Forward-
         Looking Statements...................................................2
Available Information.........................................................2
Incorporation of Certain Information
         by Reference.........................................................3
The Company...................................................................3
Recent Developments...........................................................3
Use of Proceeds...............................................................4
The Transaction...............................................................4
Description of Capital Stock..................................................4
Underwriting..................................................................6
Legal Matters.................................................................7
Experts.......................................................................7








                                1,000,000 Shares



                                BIRMINGHAM STEEL
                                   CORPORATION



                                  Common Stock





                                   ----------

                                   PROSPECTUS
                                   ----------





                            PaineWebber Incorporated




                                   ----------



                                January __, 1997







                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     SEC Registration Fee                                          $5,689.66
     NASD Fee                                                       2,150.00
     Printing and Engraving Expenses                                1,500.00
     Accounting Fees and Expenses                                  30,000.00
     Legal Fees and Expenses                                       25,000.00
     Blue Sky Fees and Expenses                                     1,000.00
     Miscellaneous Expenses                                         1,000.00
                                                                   ---------
                                                                  $66,339.66

Each of the amounts set forth above, other than the Registration Fee and the NASD Fee, is an estimate.

Item 15. Indemnification of Directors and Officers

                  The Company is a Delaware corporation. Section 145 of the Delaware General Corporation Law the "DGCL") empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys' fees) incurred by any officer or director in defending such action, provided that the director of officer undertakes to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

                  A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys' fees) which he actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's bylaws, agreement, vote or otherwise.

                  The Company's By-Laws provide for indemnification of directors and officers of the Company to the fullest extent permitted by Delaware law.

                  The Company has purchased directors' and officers' liability insurance covering certain liabilities incurred by its officers and directors in connection with the performance of their duties.

                  While the Company's By-laws provide officers and directors with protection from awards for monetary damage for breaches of their duty of care, they do not eliminate such duty. Accordingly, the By-laws will have no effect on the availability of equitable remedies such as an injunction or rescission based on an officer's or a director's breach of his or her duty of care.

Item 16. Exhibits

Exhibit
Number     Description

 1.1*      Form of Underwriting Agreement

 5.1*      Opinion of Balch & Bingham regarding legality of the Shares

23.1*      Consent of Balch & Bingham (included in the opinion filed as Exhibit
           5.1)

23.2       Consent of Independent Auditors

24.1*      Power of Attorney

---------------

* Previously filed.


Item 17. Undertakings

                  (a)      The Company hereby undertakes:

                           (1) To file,  during  any  period in which  offers or
                  sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

                                    (i) to include any prospectus required by
                           Section 10(a)(3) of the Securities Act;

                                    (ii) to reflect in the  prospectus any facts
                           or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                                    (iii) to include  any  material  information
                           with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

                  provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                           (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against the public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                  (d)      The Company hereby undertakes that:

                           (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                           (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Exhibit 23.2

                        Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Amendment No. 1 to Form S-3 No. 333-17023) and related Prospectus of Birmingham Steel Corporation for the registration of 1,000,000 shares of its common stock and to the incorporation by reference therein of our report dated August 2, 1996, with respect to the consolidated financial statements and schedule of Birmingham Steel Corporation included in its Annual Report (Form 10-K/A) for the year ended June 30, 1996, filed with the Securities and Exchange Commission.

                                                           /s/ Ernst & Young LLP



January 14, 1997
Birmingham, Alabama

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Birmingham, State of Alabama, on January 15, 1997.

BIRMINGHAM STEEL CORPORATION



By: /s/ John M. Casey
-----------------------------
John M. Casey
Its: Executive Vice President-Finance and
Chief Financial Officer


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



*
------------------------------
E. Mandell de Windt
Chairman--Executive Committee,
Director
January 15, 1997


*
------------------------------
Robert A. Garvey
Chairman of the Board, Chief
Executive Officer, Director
January 15, 1997



*
------------------------------
Harry Holiday, Jr.
Director
January 15, 1997


*
------------------------------
C. Stephen Clegg
Director
January 15, 1997


*
------------------------------
George A. Stinson
Director
January 15, 1997



*
------------------------------
E. Bradley Jones
Director
January 15, 1997


*
------------------------------
Reginald H. Jones
Director
January 15, 1997


*
------------------------------
T. Evans Wyckoff
Director
January 15, 1997


*
------------------------------
William J. Cabaniss, Jr.
Director
January 15, 1997


*
------------------------------
Robert D. Kennedy
Director
January 15, 1997


/s/ Robert E. Powell
-------------------------------
Robert E. Powell
Vice President--Controller
January 15, 1997


/s/ John M. Casey
-------------------------------
John M. Casey
Executive Vice President--Finance
& Chief Financial Officer
January 15, 1997


*By /s/ John M. Casey
--------------------------------
John M. Casey
Attorney-in-Fact

                                 BALCH & BINGHAM
                            Attorneys and Counselors
                              Post Office Box 306
                           Birmingham, Alabama 35201
                                 (205) 251-8100



(205)226-3459
                                                 January 15, 1997





Ms. Dorine H. Miller
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re: Birmingham Steel Corporation -- Registration Statement on Form S-3 (Registration No. 333-17023); Annual Report on Form 10-K for the year ended June 30, 1996, and subsequent Exchange Act Reports (File No. 1-
         9820)

Dear Ms. Miller:

                  On behalf of Birmingham Steel Corporation (the "Company"), we have transmitted for filing (1) Amendment No. 1 ("Amendment No. 1") to the Company's Registration Statement on Form S-3 (the "Registration Statement") (File No. 333-17023); (2) an amended Annual Report on Form 10-K/A for the fiscal year ended June 30, 1996 (File No. 1- 9820); and (3) an amended Current Report on Form 8-K/A (File No. 1-9820). The Registration Statement relates to the proposed public offering of 1,000,000 shares of the Company's common stock, par value $.01 per share ("Common Stock"), and each of the above-referenced filings is being filed with the Securities and Exchange Commission (the "Commission") in response to comments received from the staff of the Commission in a letter dated December 24, 1996. This letter contains the Company's response to the December 24 comment letter. For your convenience, each comment is set forth below, followed by the Company's response.


Registration Statement on Form S-3

The Company

1. This section or a recent developments section should provide a discussion of any material changes or developments in the IMACC/BCSC Settlement Agreement subsequent to the filing of the Company's Form 10-Q for September 30, 1996.

Ms. Dorine H. Miller
January 15, 1997
Page 2




Response.

The Company has added a section to the Form S-3 entitled "Recent Developments," wherein the Company has updated the discussion in its Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, regarding the IMACC/BCSC Settlement Agreement.



Use of Proceeds

2. State the anticipated amount of proceeds from the Offering. Disclose the amount of the Company's financial obligation to the Contribution Agreement and discuss how the Company intends to fund any required amount which exceeds the anticipated amount of proceeds from the Offering.

Response.

The Company has revised the "Use of Proceeds" section to state the anticipated proceeds for the offering and to discuss the Company's remaining financial obligations under the Contribution Agreement and the sources of funds for satisfying these additional obligations. With respect to the amount of the Company's financial obligations under the Contribution Agreement, the Company discloses in the section entitled "The Transaction" the cash amount that it paid under the Contribution Agreement. In addition, Birmingham Southeast, of which the Company is an 85% owner, has certain additional financial obligations, all of which are specifically described in the Form 8-K/A (Amendment No. 1 to the Form 8-K).



Description of Capital Stock

3. State the number of shares of common stock outstanding as of a current date and the number of shares reserved for issuance pursuant to outstanding options, warrants, rights and convertible securities.

Response.

The Company has included a statement in the introductory language to the section entitled "Description of Capital Stock" to state the number of shares of common stock (including

Ms. Dorine H. Miller
January 15, 1997
Page 3




treasury shares) outstanding as of December 31, 1996, and the number of shares reserved for issuance pursuant to the Company's stock compensation plans.



Preferred Stock

4. Discuss the anti-takeover aspect of the preferred stock and indicate whether management is aware of any existing efforts to takeover or acquire control of the Company.

Response.

The Company has added a discussion to the description of its preferred stock describing the anti-takeover effects of the preferred stock. In addition, the Company has included a statement to the effect that management is not aware of any efforts to takeover or acquire control of the Company.



Item 17.  Undertakings

5. If the Company intends to rely on Rule 430A, the undertaking specified by Item 512(i) on Regulation S-K should be included.

Response.

The Company has added the undertaking specified by Item 512(i) of Regulation S-K in order that it may rely on Rule 430A.




Annual Report on Form 10-K for June 30, 1996

Item 1. Business

6. Information to support the statements that (1) ASW is the largest producer of high quality rod and wire products in North America;
         (2) ASW is one of the largest purchasers of

Ms. Dorine H. Miller
January 15, 1997
Page 4




         billets in the world; and (3) ASW is the only producer of TOW missile wire should be provided to the staff supplementally for its review.

Response.


(1) The Company has revised the referenced language to state that "the Company believes that ASW is one of the largest producers of high quality rod and wire products  in North  America . . . ."  Supplementally,  based  upon  management's experience in the industry, discussions with customers, and its own market analysis of high quality rod and wire products in North America, the Company estimates that ASW has a market share of approximately 17%. The Company believes that the remainder of the market is shared among various other parties, with no other competitor having more than approximately 11% of the market. While there exists various industry information available to the Company, there is no information on this particular market segment.

(2) The Company has revised this language to quantify ASW's steel billet requirements. Supplementally, the Company's belief that ASW is one of the largest purchasers of billets in the world is based upon the fact that its competitors generally operate melting facilities to supply their own billets. One of the Company's strategies, as more specifically described in the referenced section of the Company's Form 10-K, is to reduce reliance on outside sources of these billets by constructing its own melting facility.

(3) TOW missile wire is produced pursuant to an exclusive contract with Hughes Aircraft, which manufactures the TOW anti-tank missile guidance system for the U.S. Government. There are no other manufacturers or purchasers of this system. Attached hereto as Exhibit A is a copy of an internal memorandum from Hughes referencing that ASW is the sole-source producer of the TOW Guidance wire.

Ms. Dorine H. Miller
January 15, 1997
Page 5




Raw Materials and Energy Costs

7. State the significance of raw materials supplied to the Company by QIT-Fer et Titane Inc. and discuss the material terms of the supply agreements between the Company and the named suppliers.

Response.

The Company has included a statement as to the percentage of raw materials supplied by QIT-Fer et Titane Inc. as well as a brief discussion of the material terms of the supply agreements between ASW and the named suppliers.




TOW Wire Production

8. Clarify whether the Company's outside supplier of specialty steel rod is a sole source supplier of this raw material and if so, discuss the availability of alternative sources.

Response.

Latrobe Steel Company is currently the sole source of the specialty steel rod used to manufacture TOW missile wire. This material is manufactured in accordance with specifications established by ASW. There are other companies that have expressed interest in this business, which companies presumably could supply this material. However, Latrobe has been the sole supplier for a number of years and, in view of the unique specifications, the Company will continue to purchase this material from Latrobe for the foreseeable future. In addition, because the sale of this product does not constitute a material part of the Company's business, the availability of alternative sources is not material to the Company. Please see response to No. 9 below.

Ms. Dorine H. Miller
January 15, 1997
Page 6




9. Since ASW is stated to be the only producer of TOW missile wire and its wire is sent to a single customer who is the only producer of the TOW missile, the customer should be identified and the material terms of the Company's supply agreement with this customer should be disclosed. Copies of any supply agreement should be filed as an exhibit to the Form 10-K or the staff should be advised supplementally why the agreement is not required to be filed.

Response.

ASW produces TOW missile wire pursuant to an exclusive contract with Hughes Aircraft, which is the only producer of the TOW missile under a contract with the United States government. The Company has added language at the end of this section to make it clear that this product is manufactured for ultimate use by the U.S. government. The Company's gross revenues from the sale of TOW missile wire were $1,950,000 for the fiscal year ended June 30, 1996, or approximately
 .2% of the Company's total gross revenues. As a result, the Company does not believe that the sale of TOW missile wire represents a material part of its business or that this supply agreement is a material contract. Accordingly, the Company does not file this supply agreement as an exhibit to its Form 10-K.



Environmental and Regulatory Matters

10. In the fourth paragraph state the amount of the reserves that have been established for corrective action with respect to hazardous waste conditions at the Norfolk facility.

Response.

The Company has revised the statement relating to the reserves established with respect to the hazardous waste conditions at the Norfolk facility to make it clear that management believes that these reserves are adequate based upon the anticipated cost of remediation. However, the Company respectfully declines to publicly disclose the specific amount of these reserves because the Company is currently negotiating with prospective purchasers of this property and with the Virginia environmental authorities regarding the remediation of this property and, therefore, views the actual amount of reserves to be confidential. The aggregate amounts of the carrying values and the reserves are disclosed in the notes to the Company's financial statements filed in the Company's Form 10-K.

Ms. Dorine H. Miller
January 15, 1997
Page 7




11. We note disclosure that BCSC is actively remediating the property at the Emeryville, California facility and the Company believes that the net realizable values of the property less the remediation costs will exceed the carrying amount for the property. Expand the statement to disclose, as of the financial statements date, (1) the net realizable values of the property, (2) the remediation costs or estimated cost, and (3) the carrying amount for the property.

Response.

The Company has revised the language relating to the Emeryville property to quantify its current estimate of the fair market value of this property and to state that this amount is in excess of the Company's carrying cost plus the total estimated cost of remediation.




Item 7. Management's Discussion and Analysis of Financial Condition and Result of Operations

Liquidity and Capital Resources

12. Identify and separately describe internal and external sources of liquidity and briefly discuss any material unused sources of liquid assets.

Response.

The Company directs your attention to Note 6, entitled "Short-Term Borrowing Arrangements," to the Company's financial statements set forth in its Form 10-K, which describes the Company's bank lines of credit and the amount available thereunder. Because the amounts available for use by the Company under these lines of credit are substantially less now than as of June 30, 1996, as a result of the Company's current borrowings thereunder, the Company believes that it is potentially misleading to amend this discussion in the "Liquidity and Capital Resources" section to include a statement as to the amounts available as of June 30, 1996. Instead, the Company has added a discussion in the "Use of Proceeds" section of the Form S-3 to describe the amounts currently available to the Company under its bank lines of credit.

Ms. Dorine H. Miller
January 15, 1997
Page 8




Item 2.  Properties

13. State management's assessment of the suitability, adequacy, productive capacity and extent of utilization of the Company's facilities.

Response.

The Company directs your attention to the discussion in the "Business" section of the Company's Form 10-K under the headings "Production Capacity" and "Rebar/Merchant Mini-Mill Production Facilities" which describe in detail each of the Company's production facilities as well as the production capacity and utilization of these facilities. The Company respectfully submits that management's assessment of the suitability, adequacy, productive capacity and extent of utilization of its facilities is set forth in detail in these sections.



Form 8-K for December 2, 1996

14. Discuss the material provisions of the Birmingham Southeast Contribution Agreement and the related inventory purchase agreements, the billet supply agreement, the administrative services agreement and the revolving promissory note. If material, discuss the anticipated affect these agreements will have on the Company's results from operations and financial condition.

Response.

The Company has amended its Current Report on Form 8-K relating to this transaction to include a detailed description of each of the referenced agreements, as well as a statement to the effect that management does not believe that these agreements will have a material effect on the Company's results of operations and financial condition.



Accounting Comments

15. A new currently dated consent of the independent accountants with typed signature should be included in the required amendment to the registration statement. In this connection, a manually signed consent should be executed before or at the time the electronic filing

Ms. Dorine H. Miller
January 15, 1997
Page 9




         is made and retained by the registrant for five years pursuant to rule 302 of Regulation S-T.

Response.

A new currently dated consent of Ernst & Young, L.L.P. with typed signature has been included in Amendment No. 1 as Exhibit 23.2. The Company will retain a manually signed consent for five years.



General

         To the extent that the registration statement states that it includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act (or otherwise makes reference to such provisions or to the Litigation Reform Act generally), please be advised that the staff is not making any determination as to whether the disclosures (including, e.g., cautionary language or the placement of disclosures) satisfy the requirements of such Sections.

Response.

The Company acknowledges that the staff is not making any determination as to whether the disclosures satisfy the requirements of the Securities Exchange Act of 1934 regarding forward-looking statements.



                  We would appreciate your prompt attention to this response. If you have questions or comments regarding this response or the related filings, please contact the undersigned at (205)226-3459.

                                                              Yours very truly,



                                                              Gregory S. Curran

GSC:jhb

Ms. Dorine H. Miller
January 15, 1997
Page 10




cc:      Mr. William R. Lucas, Jr.
         Mr. John M. Casey
         Mr. George Stephenson
         Mr. Paul Rapello
         Mr. Charles I. Weissman
         Mr. James Rieger
         Mr. James F. Hughey, Jr.

                          BIRMINGHAM STEEL CORPORATION
                                  P.O. BOX 1208
                            BIRMINGHAM, AL 35201-1208







                                                 January 15, 1997




Ms. Dorine H. Miller
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549-1004

         Re: Birmingham Steel Corporation - Registration Statement on Form S-3 (Registration No. 333-17023)

Dear Ms. Miller:

                  We hereby request acceleration of the effective date of the above Registration Statement to 10:00 a.m. EST Thursday, January 16, 1997, or as soon as practicable thereafter.


Sincerely,

/s/ John M. Casey
----------------------------
John M. Casey
Executive Vice President and
Chief Financial Officer